Exhibit 2

FIRST AMENDMENT TO THE RIGHTS AGREEMENT

THIS AMENDMENT dated as of December 21, 2009 (this “Amendment”), amends the Rights Agreement, dated as of January 27, 2000 (the “Agreement”), by and between CHATTEM, INC. (the “Company”), a Tennessee corporation, and SUNTRUST BANK, ATLANTA, a Georgia banking corporation (the “Rights Agent”). All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

WHEREAS, SANOFI-AVENTIS, a French société anonyme (“Parent”), RIVER ACQUISITION CORP., a newly formed Tennessee corporation and an indirect wholly-owned Subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as December 20, 2009, pursuant to which (i) Merger Sub will commence a cash tender offer (such tender offer, as it may be extended, amended and supplemented from time to time as permitted by the Merger Agreement, the “Offer”) to purchase all of the issued and outstanding shares of Common Stock, together with the associated Company Rights, at the purchase price per share specified in the Merger Agreement (such amount or any greater amount per share paid pursuant to the Offer, the “Offer Price”), and (ii) following the consummation of the Offer, Merger Sub will merge with and into the Company (the “Merger”), pursuant to which each outstanding share of Common Stock shall be converted into the right to receive the Offer Price, except for shares of Common Stock to be canceled or converted pursuant to the terms of the Merger Agreement.

WHEREAS, pursuant to resolutions adopted on December 20, 2009 (the “Board Resolutions”), the Board of Directors of the Company has adopted and approved the Merger Agreement;

WHEREAS, Section 27(a) of the Agreement provides that prior to the Distribution Date, and subject to the penultimate sentence of such Section 27(a) of the Agreement, the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing shares of Common Stock;

WHEREAS, no Distribution Date has occurred and no person is an Acquiring Person; and

WHEREAS, pursuant to the Board Resolutions, the Board of Directors of the Company has unanimously determined that an amendment to the Agreement as set forth herein is necessary and desirable in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in accordance with the procedures for amendment of the Agreement set forth in Section 27 thereof, and in consideration of the promises and the mutual agreements herein set forth, the parties hereto hereby agree as follows:

1. Amendment of the Agreement.

(a) The definition of “Acquiring Person” in Section 1 of the Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of SANOFI-AVENTIS, a French société anonyme (‘Parent’), RIVER ACQUISITION CORP., a newly formed Tennessee corporation and indirect wholly owned subsidiary of Parent (‘Merger Sub’) or their Subsidiaries, Affiliates or Associates shall be, or shall be deemed to be, an Acquiring Person for purposes of this Agreement by virtue of one or more of (i) the adoption, approval, execution or delivery of the Agreement and Plan of Merger, dated as of December 20, 2009, by and among the Company, Parent and Merger Sub (the ‘Merger Agreement’), (ii) the public or other announcement of the Merger Agreement or any of the transactions contemplated by the Merger Agreement (including the Offer (as defined in the Merger Agreement) and the Merger (as defined in the Merger Agreement)), or (iii) the consummation of the Offer, the Merger, or any of the other transactions contemplated by the Merger Agreement (each such event, an ‘Exempt Event’)”

(b) The definition of “Section 11(a)(ii) Event” in Section 1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “Section 11(a)(ii) hereof”:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 11(a)(ii) Event.”

(c) The definition of “Section 13 Event” in Section 1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “Section 13(a) hereof”:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 13 Event.”

(d) The definition of “Stock Acquisition Date” in Section 1 of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “has become an Acquiring Person”:

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not occur and shall not be deemed to have occurred as the result of an Exempt Event.”

(e) Section 3(a) of the Agreement is hereby amended and supplemented by adding the following proviso immediately following the words “the earliest of (i), (ii) and (iii) being herein referred to as the ‘Distribution Date’” in the fifth parenthetical of Section 3(a):

“; provided, however, that notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not occur and shall not be deemed to have occurred as the result of an Exempt Event.”

(f) Section 3 of the Agreement is hereby amended and supplemented to add the following Section 3(d):

“(d) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of an Exempt Event.”

(g) Section 7(a)(i) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) (1) 5:00 P.M. Chattanooga, Tennessee time on May 30, 2010 or (2) immediately prior to the Effective Time (as defined in the Merger Agreement) (the earlier of (1) and (2) being herein referred to as the “Final Expiration Date”).”

(h) Section 11(a) of the Agreement is hereby amended and supplemented to add the following Section 11(a)(iv):

“(iv) Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 11(a)(ii) Event, and this Section 11(a) shall not apply to any Exempt Event.”

(i) Section 13 of the Agreement is hereby amended and supplemented to add the following Section 13(f):

“(f) Notwithstanding anything in this Agreement to the contrary, in no event shall any Exempt Event be, or be deemed to be, or result in, a Section 13 Event, and this Section 13 shall not apply to any Exempt Event.”

(j) The reference to “Final Maturity Date” in Section 27(a) of the Agreement is hereby replaced with “Final Expiration Date”.

2. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Tennessee and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

4. Effectiveness. This Amendment shall be deemed effective as of, and immediately prior to, the execution and delivery of the Merger Agreement. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. If for any reason the Merger Agreement is terminated in accordance with its terms, then this Amendment shall become null and void and be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to the execution of this Amendment.

5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CHATTEM, INC.

By:	/s/ Theodore K. Whitfield, Jr.
Name:	Theodore K. Whitfield, Jr.
Title:	Vice President, General Counsel
and Secretary

SUNTRUST BANK, ATLANTA

By:	/s/ David L. Miraldi
Name:	David L. Miraldi
Title:	First Vice President

[Signature Page to Rights Plan Amendment]